Exhibit 5.1

April 23, 2004

Avenue Group, Inc.

17547 Ventura Boulevard, Suite 305

Encino, California 91316

Re:

Avenue Group, Inc. – Registration Statement on Form S-8 for Offering of an Aggregate of 15,000,000 Shares of Common Stock

Ladies and Gentlemen:

As counsel to Avenue Group, Inc., a Delaware corporation (the “Company”), we have advised the Company in connection with the preparation and filing of the Registration Statement on Form S-8 (the “Registration Statement”) to be filed on April 23, 2004 with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the “Act”), an aggregate of up to 15,000,000 shares ofthe Company’s Common Stock, $0.0002 par value per share (the “Shares”), which may be issued in connection with the exercise of options awards granted under the Avenue Group, Inc. Amended and Restated 2000 Stock Option Plan (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-B of the Act.

In connection with this opinion, we have reviewed the Company’s charter documents, the corporate proceedings taken by the Company in connection with the establishment of the Plan and originals or copies, certified or otherwise identified to our satisfaction, of such other records, agreements, instruments and documents as we deem necessary or appropriate for the purposes of this opinion.

On the basis of such review, we are of the opinion that the Shares covered by this Registration Statement, when issued, delivered and paid for in accordance with the terms of the Plan, will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement.

Very Truly Yours,

/s/ Jeffer, Mangels, Butler & Marmaro LLP

Jeffer, Mangels, Butler & Marmaro LLP